EXHIBIT 99.1

Contact: Cedar Shopping Centers Leo Ullman, Chairman, President & CEO lsu@cedarshoppingcenters.com	The Ruth Group Investors: Stephanie Carrington / Guy Gresham (646) 536-7017 / 7028 scarrington@theruthgroup.com ggresham@theruthgroup.com Media: Jason Rando (646) 536-7025 jrando@theruthgroup.com

Cedar Shopping Centers Reports Record Fourth Quarter and Full Year
2005 Revenues, Net Income, FFO and Asset Growth

Port Washington, New York – March 8, 2006 – Cedar Shopping Centers, Inc. (NYSE: CDR), today reported financial results for the quarter and year ended December 31, 2005.

2005 Full Year Financial Highlights

•      Revenues increased 54.5% to $78.9 million

•      Net income increased 66.8% to $13.2 million

•      Funds From Operations (“FFO”) increased 65.9% to $25.9 million

•      Net cash flows from operating activities increased 61.7% to $29.9 million

•      Total assets increased 85.5% to $996.3 million

Fourth Quarter 2005 Financial Highlights

•      Revenues rose 68.6% to $24.8 million

•      Net income increased 34.0% to $3.4 million

•      FFO increased 93.2% to $8.3 million

Financial and Operating Results

Cedar reported total revenue for the fourth quarter of 2005 of $24.8 million as compared to $14.7 million for the fourth quarter of 2004, an increase of 68.6%.

Net income for the fourth quarter of 2005 was $3.4 million, compared to $2.6 million for the fourth quarter of 2004. Net income applicable to common shareholders for the quarter ended December 31, 2005 was $1.5 million, or $0.05 per share, compared to $1.2 million, or $0.07 per share.

FFO for the fourth quarter of 2005 increased to $8.3 million ($0.27 per share/OP Unit) from $4.3 million ($0.24 per share/OP Unit) for the corresponding quarter of 2004.

The Company’s total revenues for the twelve months ended December 31, 2005 increased 54.5% to $78.9 million from $51.1 million in 2004.

The Company’s net income for the full year ended December 31, 2005 was $13.2 million, compared to $7.9 million in 2004. Net income applicable to common shareholders for the twelve months ended December 31, 2005 was $6.0 million, or $0.25 per share, compared to $5.7 million, or $0.34 per share, for last year.

FFO for the twelve months ended December 31, 2005 was $25.9 million ($1.03 per share/OP Unit), compared with $15.6 million ($0.91 per share/OP Unit) in 2004.

In determining net income applicable to common shareholders on a per share basis, the weighted average shares of common stock outstanding were 29,035,000 and 23,988,000 during the fourth quarter and full year ended December 31, 2005, respectively, compared to 17,344,000 and 16,681,000 during the corresponding periods of 2004. In determining FFO on a per share/OP Unit basis, the weighted average shares of common stock/OP Units outstanding were 30,580,000 and 25,190,000 during the fourth quarter and full year ended December 31, 2005, respectively, compared to 17,799,000 and 17,131,000 during the corresponding periods of 2004. The differences between the sums of the four quarterly per share amounts and the annual per share amounts are attributable to the effect of the weighted average outstanding share calculations for the respective periods.

Net cash flows provided by operating activities increased to $29.9 million for the year ended December 31, 2005, compared to $18.5 million for 2004.

The Company’s total assets as of December 31, 2005 were $996.3 million, compared to $537.2 million as of December 31, 2004.

As of December 31, 2005, the Company’s fixed-rate mortgages were $339.0 million. Variable-rate mortgages, including borrowings under the Company’s secured revolving credit facility of $147.5 million, were $188.8 million. Total debt was $527.8 million, or 53.0% of the Company’s assets. The Company’s pro-rata share of total debt was $491.8 million, or 48.0% of its total market capitalization.

Leo Ullman, CEO, stated, “We are very pleased with our excellent growth and results for 2005. The acquisition and effective absorption of more than 50 properties, representing well over $400 million in value added to our property portfolio, was a remarkable effort by our capable management team. This, in turn, has successfully enabled us to raise capital and to expand our credit facility. We now look forward to strong growth in revenues and FFO in 2006, focused in large part on our Company’s proven abilities and capabilities in delivering development and redevelopment opportunities.”

Tom O’Keeffe, CFO, noted “It has been a very busy year; total assets have nearly doubled and FFO per share is up by 13%. We believe that we have effectively absorbed this growth and look forward to continued progress in 2006. During 2005 we drew down approximately $15 million of the forward portion of the August equity offering which leaves us approximately $45 million of new equity capital available to fund acquisitions and development expenditures during 2006.”

Property Portfolio

The Company, as of December 31, 2005, had a portfolio of 84 shopping center properties, mostly supermarket-anchored shopping centers and drug store-anchored convenience centers, located in nine states, with approximately 8.4 million square feet of GLA. During the fourth quarter, the Company acquired twelve properties for approximately $164.4 million, including closing costs, representing approximately 1.6 million sq. ft of GLA.

Portfolio occupancy was approximately 91% at December 31, 2005; excluding the development/redevelopment and other non-stabilized properties, the occupancy level was approximately 96%.

New Leases

Annual base rents, excluding tenant reimbursements, for leases that have been signed and from which revenues have not yet commenced, amounted to approximately $3.4 million at December 31, 2005. Revenues from these leases are expected to commence on the following schedule:

Annualized
Quarter ending	Base Rent

March 31, 2006	$1,691,000
June 30, 2006	725,000
September 30, 2006	198,000
December 31, 2006	771,000

$3,385,000

After giving effect to such new leases, the occupancy rate for the portfolio of properties held as of December 31, 2005 would have increased from 91% to approximately 93%.

Development and Redevelopment Activities

The Company completed the “de-malling” and re-tenanting, as well as the development of a new 93,000+ sq. ft. Giant supermarket, at the Camp Hill Shopping Center property. It expects to deliver a 43,000 sq. ft. medical building to the Orthopedic Institute of Pennsylvania on or about April 15, 2006, and to deliver a pad for construction of a +/-46,000 sq. ft. L.A. Fitness facility, which is expected to open in the latter part of the year.

The ground-up development of Meadows Marketplace is now nearly completed. The 66,000 sq. ft. Giant supermarket was delivered in the fourth quarter of 2005, and substantially all the balance of 25,000 sq. ft. is expected to be leased and occupied early in the second quarter of 2006.

Redevelopment at Hamburg Commons in Hamburg, PA, is expected to be completed during the second quarter of 2006. It involves completion of leasing of 30,000 sq. ft. of in-line space as well as an outparcel for a bank branch or similar use. A 57,000 sq. ft. Redner’s supermarket was delivered in May, 2005.

Other redevelopment properties such as Huntingdon Plaza and the Lake Raystown Plaza (both in Huntingdon, PA), Dunmore Plaza (Dunmore, PA), Value City Shopping Center (Wyoming, MI), Halifax Plaza (Halifax, PA), Newport Plaza (Newport, PA), the Columbia Mall (Bloomsburg, PA), and the Shore Mall (Egg Harbor Township, NJ) (see below) have not yet involved the expenditure of any significant funds by the Company.

In addition, the Company has purchased or entered into contracts to purchase a number of land tracts aggregating approximately 194 acres primarily in Central Pennsylvania, including properties in Carlisle, Ephrata, Halifax, Harrisburg, Honesdale, Newport and Williamsport, as well as Egg Harbor Township, New Jersey, and Kingston and Kinderhook, New York. The Company has not yet committed to spend any material development funds at such sites.

Subsequent Acquisition

On January 31, 2006, the Company acquired the Shore Mall in Egg Harbor Township, New Jersey, a 620,000 sq. ft. shopping center, for an aggregate purchase price of approximately $35.5 million, excluding closing costs. An adjacent 50 acres of undeveloped land, to be purchased for $2.0 million, excluding closing costs, was also part of the transaction; closing on the land is expected to be completed on or before April 30, 2006. The total acquisition cost for the shopping center and the land is being financed by (1) the assumption of approximately $30.9 million of existing financing bearing interest at a rate of 7.01% per annum and maturing in August 2008, (2) the assumption of an approximate $3.1 million liability in preferred partnership interests payable through January 2009, (3) the issuance of approximately $300,000 in OP Units (issued to the Company’s Chairman), and (4) approximately $3.2 million funded from the Company’s secured revolving credit facility. The Company’s Chairman had approximately an 8% limited partnership interest in the selling entities. In connection with the acquisition, the independent members of the Company’s Board of Directors obtained an appraisal in support of the purchase price. The Company had previously held an option to acquire the property, and had, together with its predecessor companies, been providing property management, leasing, construction management and legal services to the property since 1986.

Financing Activities

In April, the Company completed add-on stock offerings of 2,990,000 shares of common stock at $13.80 per share and 1,200,000 shares of preferred stock at $26.00 per share for total net proceeds of $70.2 million. The Company used the net proceeds to reduce amounts outstanding under its secured revolving credit facility. The credit facility in turn is expected to be available to fund redevelopment and acquisition costs.

In August, the Company completed a public offering of 10,350,000 shares of common stock, which will result in net proceeds of approximately $143 million. The offering initially included a forward component of 4,350,000 shares from which the Company could draw the net proceeds in whole or in part at any time through August 2006. The initial net proceeds to the Company on the 6,000,000 shares not affected by the forward sale component, after underwriting fees and offering costs, were approximately $82.8 million, substantially all of which were used to reduce borrowings under the Company’s secured revolving credit facility. The Company prior to year-end settled the sale of 1.1 million shares of such 4.35 million share forward sale component resulting in net proceeds to the Company of approximately $15 million.

Guidance

The Company previously issued and has not changed its FFO guidance for 2006 in the range of $1.20 – $1.30 per share/OP Unit. These forward-looking projections are subject to uncertainties with respect to acquisitions, development and redevelopment activities, leasing activities, the timing of the remaining forward sale component of the August 2005 offering, and short-term interest rates.

Interested parties are urged to review the Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2005 for further details.

Investor Conference Call

The Company will host a conference call on Thursday, March 9, at 11:00 AM EST, to discuss fourth quarter results. The U.S. dial-in number to call for this teleconference is (800) 901-5218. The international dial-in number is (617) 786-4511; all callers should use participant passcode 19215447 when dialing in. A replay of the conference call will be available from March 9 at 1:00 PM through to March 17 using U.S. dial-in number (888) 286-8010 and entering the passcode 10706128 (international callers may use dial-in number (617) 801-6888 and use the same passcode indicated for U.S. callers). A live webcast of the conference call will be available online on the Company’s corporate website at www.cedarshoppingcenters.com.

About Cedar Shopping Centers, Inc.

Cedar Shopping Centers, Inc. is a self-managed real estate investment trust focused on supermarket-anchored shopping centers and drug store-anchored convenience centers, which has realized significant growth in assets and shareholder value since its public offering in October 2003. The Company, as of the date hereof, including the Shore Mall property, owned and operated 85 of such primarily supermarket- and drug store-anchored centers with an aggregate of approximately 9 million square feet of gross leasable area, located in nine states, predominantly in the Northeast and mid-Atlantic regions.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of the securities laws. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such a difference include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of suitable acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to refinance debt obligations when due. The Company does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements set forth in this release to reflect any change in expectations, change in information, new information, future events or other circumstances on which such information may have been based.

Non-GAAP Financial Measures – FFO

Funds From Operations (“FFO”) is a widely-recognized measure of REIT performance. The Company computes FFO in accordance with the "White Paper" on FFO published by the National Association of Real Estate Investment Trusts ("NAREIT"), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are computed to reflect FFO on the same basis. In computing FFO, the Company does not add back to net income applicable to common shareholders the amortization of costs incurred in connection with its financing or hedging activities, or depreciation of non-real estate assets, but does add back to net income applicable to common shareholders those items that are defined as “extraordinary” under GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income applicable to common shareholders (determined in accordance with GAAP) as an indication of the Company’s financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of liquidity. As the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. FFO is not necessarily indicative of cash available to fund ongoing cash needs. The following table sets forth the Company’s calculations of FFO for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003

Net income (loss) applicable to common shareholders	$6,027,000	$5,702,000	$(21,351,000)
Add (deduct):
Depreciation and amortization	20,537,000	10,622,000	3,878,000
Limited partners' interest	299,000	157,000	(1,815,000)
Minority interests	1,270,000	1,229,000	983,000
Minority interests' share of FFO	(2,210,000)	(2,085,000)	(2,283,000)

Funds from (used in) operations	$25,923,000	$15,625,000	$(20,588,000)

FFO per common share (assuming conversion of OP Units)	$1.03	$0.91	$(5.79)

Average number of common shares:
Shares used in determination of earnings per share	23,988,000	16,681,000	3,010,000
Additional shares assuming conversion of OP Units	1,202,000	450,000	547,000

Shares used in determination of FFO per share	25,190,000	17,131,000	3,557,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	December 31,

	2005	2004
Assets
Real estate:
Land	$180,951,000	$97,617,000
Buildings and improvements	800,005,000	423,735,000

	980,956,000	521,352,000
Less accumulated depreciation	(34,499,000)	(16,027,000)

Real estate, net	946,457,000	505,325,000

Cash and cash equivalents	8,601,000	8,457,000
Cash at joint ventures and restricted cash	10,415,000	7,105,000
Rents and other receivables, net	9,093,000	4,483,000
Other assets	4,051,000	2,379,000
Deferred charges, net	17,639,000	9,411,000

Total assets	$996,256,000	$537,160,000

Liabilities and shareholders' equity
Mortgage loans payable	$380,311,000	$180,430,000
Secured revolving credit facility	147,480,000	68,200,000
Accounts payable, accrued expenses, and other	16,462,000	9,012,000
Unamortized intangible lease liabilities	27,943,000	25,227,000

Total liabilities	572,196,000	282,869,000

Minority interests	12,339,000	11,995,000
Limited partners' interest in Operating Partnership	20,586,000	6,542,000

Shareholders' equity:
Preferred stock ($.01 par value, $25.00 per share
liquidation value, 5,000,000 shares authorized, 3,550,000
and 2,350,000 shares, respectively, issued and outstanding)	88,750,000	58,750,000
Common stock ($.06 par value, 50,000,000 shares
authorized, 29,618,000 and 19,351,000 shares, respectively,
issued and outstanding)	1,777,000	1,161,000
Treasury stock (443,000 and 339,000 shares, respectively, at cost)	(5,416,000)	(3,919,000)
Additional paid-in capital	357,000,000	215,271,000
Cumulative distributions in excess of net income	(49,956,000)	(35,139,000)
Accumulated other comprehensive income (loss)	138,000	(165,000)
Unamortized deferred compensation plans	(1,158,000)	(205,000)

Total shareholders' equity	391,135,000	235,754,000

Total liabilities and shareholders' equity	$996,256,000	$537,160,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Operations

	Years ended December 31,

	2005	2004	2003
Revenues:
Rents	$62,748,000	$40,110,000	$20,943,000
Expense recoveries	15,764,000	10,565,000	5,509,000
Other	429,000	403,000	215,000

Total revenues	78,941,000	51,078,000	26,667,000

Expenses:
Operating, maintenance and management	14,298,000	10,751,000	7,190,000
Real estate and other property-related taxes	7,965,000	4,872,000	2,861,000
General and administrative	5,132,000	3,575,000	3,161,000
Depreciation and amortization	20,606,000	11,376,000	4,139,000

Total expenses	48,001,000	30,574,000	17,351,000

Operating income	30,940,000	20,504,000	9,316,000

Non-operating income and expense:
Interest expense	(15,178,000)	(10,239,000)	(9,412,000)
Amortization of deferred financing costs	(1,071,000)	(1,025,000)	(1,057,000)
Interest income	91,000	66,000	12,000
Costs incurred in acquiring external advisor and
related transactions	—	—	(20,788,000)

Total non-operating income and expense	(16,158,000)	(11,198,000)	(31,245,000)

Income (loss) before minority and limited partners'
interests	14,782,000	9,306,000	(21,929,000)
Minority interests	(1,270,000)	(1,229,000)	(983,000)
Limited partners' interest in Operating Partnership	(299,000)	(157,000)	1,815,000

Net income (loss)	13,213,000	7,920,000	(21,097,000)

Preferred distribution requirements	(7,186,000)	(2,218,000)	(254,000)

Net income (loss) applicable to common shareholders	$6,027,000	$5,702,000	$(21,351,000)

Per common share (basic and diluted)	$0.25	$0.34	$(7.09)

Dividends to common shareholders	$20,844,000	$13,750,000	$—

Per common share	$0.90	$0.835	$—

Weighted average number of common shares outstanding	23,988,000	16,681,000	3,010,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows

	Years ended December 31,

	2005	2004	2003
Cash flow from operating activities:
Net income (loss)	$13,213,000	$7,920,000	$(21,097,000)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Non-cash provisions:
Minority interests' earnings in excess of distributions	58,000	329,000	193,000
Limited partners' interest	299,000	157,000	(1,815,000)
Straight-line rents	(2,318,000)	(1,333,000)	(835,000)
Depreciation and amortization	20,606,000	11,376,000	4,139,000
Amortization of intangible lease liabilities	(4,129,000)	(2,154,000)	(879,000)
Acquisition of external advisor and related transactions	—	—	13,402,000
Other	1,333,000	1,070,000	1,908,000
Increases/decreases in operating assets and liabilities:
Joint venture cash	(192,000)	(190,000)	225,000
Rents and other receivables	(2,292,000)	119,000	(1,698,000)
Other assets	(4,110,000)	(2,007,000)	(1,470,000)
Accounts payable and accrued expenses	7,467,000	3,220,000	3,071,000

Net cash provided by (used in) operating activities	29,935,000	18,507,000	(4,856,000)

Cash flow from investing activities:
Expenditures for real estate and improvements	(325,858,000)	(168,893,000)	(188,111,000)
Construction/improvement escrows and other	(1,968,000)	620,000	(3,433,000)
Acquisitions of minority interests	—	—	(8,360,000)

Net cash (used in) investing activities	(327,826,000)	(168,273,000)	(199,904,000)

Cash flow from financing activities:
Proceeds from public offerings	168,477,000	94,899,000	162,508,000
Proceeds from mortgage financings	91,350,000	44,222,000	49,296,000
Mortgage repayments	(8,896,000)	(19,601,000)	(7,700,000)
Line of credit and other interim financings, net	79,280,000	51,200,000	40,573,000
Distributions to minority interest partners in excess of earnings	(676,000)	(769,000)	(867,000)
Distributions to limited partners	(809,000)	(377,000)	—
Preferred distribution requirements	(7,211,000)	(2,218,000)	(254,000)
Distributions to common shareholders	(20,844,000)	(13,750,000)	—
Contributions from minority interest partners	962,000	—	9,665,000
Deferred financing costs	(3,598,000)	(2,146,000)	(2,545,000)
Purchase/termination of interest rate hedges	—	609,000	(1,552,000)
Repayments of interim financings	—	—	(30,037,000)
Redemption of OP Units	—	—	(9,000,000)
Redemption of Preferred OP Units	—	—	(3,000,000)

Net cash provided by financing activities	298,035,000	152,069,000	207,087,000

Net increase in cash and cash equivalents	144,000	2,303,000	2,327,000
Cash and cash equivalents at beginning of year	8,457,000	6,154,000	3,827,000

Cash and cash equivalents at end of year	$8,601,000	$8,457,000	$6,154,000